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                                                                   EXHIBIT 10.13

                                PROMISSORY NOTE

$1,240,800.00                                                    October 1, 1996

     For value received, ARIS Software, Inc. (hereinafter referred to as "Maker"), promises to pay to ARIS Corporation ("ARIS") the sum of One Million Two Hundred and Forty Thousand Eight Hundred and 00/100 United States Dollars ($1,240,800.00), together with interest calculated at the then current LIBOR rate plus 175 basis points per annum, compounded monthly, and payable as follows:

     Maker shall pay thirty six (36) monthly installments of principal and interest each month according to the attached amortization schedule. Payments shall be due and payable on the first day of each month.

     All payments shall be made in lawful money of the United States of America and shall be made at such place as ARIS may designate in writing from time to time. Payments shall be applied first to accrued but unpaid interest, then to reduction of the outstanding principal balance. This note may be prepaid in whole or in part at any time or times without penalty and without prior notice.

     This note shall be in default if the payment required hereunder is not paid when due and within ten (10) days after written notice of such default is given by ARIS. Upon or at any time after a default in this note, at the option of ARIS, without further notice, the entire debt evidenced hereby shall become due and payable and shall thereafter bear interest at twelve percent (12%) per annum until paid. ARIS' failure to exercise this option in the event of a default shall not constitute a waiver of ARIS' right to exercise this option as a result of any other default or any subsequent default of the same or similar kind.
This note may not be assigned by ARIS.

     Maker and any assignees thereof who are at any time liable for payment of this note or other sum required hereby waive presentment for payment, notice of dishonor and protest and consent that the terms of payment of any part or the whole of the debt evidenced by this note may be modified or extended at any time by agreement between ARIS and Maker.

     Any notice or demand by ARIS shall be sufficient if in writing and delivered or mailed, certified or registered United States mail, postage prepaid, to the address stated below for notice purposes or to such other address as shall be designated in writing from time to time by the persons who are then liable upon this note and received by ARIS.

     This note is made with reference to and shall be construed and enforced in accordance with the laws of the State of Washington without regard to its choice of law provisions.

                                  MAKER:

                                  ARIS SOFTWARE, INC.


                                  By /s/ Dave Melin
                                     Dave Melin, President